Exhibit 99.1

                     PERRIGO COMPANY'S FIRST QUARTER REVENUE
        INCREASES SEVEN PERCENT DRIVEN BY ORGANIC AND NEW PRODUCT GROWTH

    ALLEGAN, Mich., Oct. 31 /PRNewswire-FirstCall/ -- The Perrigo Company (Nasdaq: PRGO; TASE) today announced results for its fiscal year 2007 first quarter that ended September 30, 2006.

                                 Perrigo Company
                    (in thousands, except per share amounts)

                    Fiscal 2007    Fiscal 2006
                    1st Quarter    1st Quarter
                      Ended          Ended
                     9/30/06        9/24/05
                   ------------   ------------
Sales              $    340,868   $    319,734
Net Income         $     17,549   $     12,911
Diluted EPS        $       0.19   $       0.14
Diluted Shares           93,521         94,314

    Sales for the first quarter of fiscal 2007 were $340.9 million, an increase of seven percent. Net income was $17.5 million, or $0.19 per share, compared with $12.9 million, or $0.14 per share, a year ago.

    The first quarter of fiscal 2006 included an acquisition-related write-off of the step-up in the value of inventory acquired ($3.7 million after-tax, or $0.04 per share). Excluding this adjustment, net income was $16.6 million, or $0.18 per share. A reconciliation of non-GAAP measures is shown in Table II at the end of this press release.

    Joseph Papa, Perrigo's President and CEO, stated, "Fiscal 2007 is off to a good start, with year-over-year sales increases across our business portfolio. New product launches led by the smoking cessation category continue to be a driver for Consumer Healthcare's performance. At the same time, we are in the process of launching over thirty newly reformulated cough/cold products in order to meet the retailers' and consumers' needs for the current season. The Rx Pharmaceutical and API businesses grew sales in a marketplace that continues to be very competitive."

    Mr. Papa added, "I am very excited about all of our on-going activity related to bringing new products to the marketplace and the significant work being done by our global research and development teams to allow for more such new product launches in the future."

    Consumer Healthcare

    Consumer Healthcare segment sales in the quarter were $242.5 million compared with $227.1 million in the first quarter last year, an increase of $15.1 million, or seven percent. These results were driven by new product introductions of $7.3 million, primarily in the smoking cessation and vitamin categories, as well as growth of $5.1 million or 19 percent in the Mexican and U.K. operations.

    Reported operating income was $18.1 million, compared with $13.3 million a year ago, reflecting higher gross profit from increased sales volume in both the domestic and international operations.

    On September 25, the Company announced it had received approval from the Food and Drug Administration for over-the-counter Famotidine tablets, 20 mg (Maximum Strength Pepcid(R) AC tablets) indicated for the prevention and treatment of heartburn due to acid indigestion. Shipments began immediately.

    Subsequent to the end of the first quarter, the Company began shipping coated mint nicotine polacrilix gum. This is the store brand equivalent to Nicorette(R) Fresh Mint(TM) coated gum which has estimated retail sales of more than $100 million.

    Rx Pharmaceuticals

    The Rx Pharmaceuticals segment reported sales of $31.4 million, including $5.4 million in non-product revenues, compared with $29.1 million a year ago. Operating income was $5.8 million up from $3.8 million last year.

    API

    The API segment reported sales of $29.8 million compared with sales of $26.8 million a year ago. Operating income was $4.7 million compared with $6.6 million last year, reflecting a combination of lower margins on existing product sales, and higher research and development and selling and administration expenses. Excluding inventory step-up charges, adjusted operating income was $8.3 million a year ago.

    Other

    The Other category, which consists of Israel Consumer Products and Israel Pharmaceutical and Diagnostic Products segments, reported sales of $37.2 million compared with $36.7 million last year. Reported operating income was $2.7 million compared with an operating loss of $0.9 million last year. Excluding inventory step-up charges, adjusted operating income was $1.8 million last year.

    Outlook

    Looking forward, Mr. Papa noted, "Our portfolio of broad healthcare solutions continues to enable us to deliver value in a challenging marketplace. I am confident in our ability to effectively manage through the operational complexities of the launches of our new and reformulated products this year. We are continuing to invest in strong new product opportunities for future years in all of our businesses. Throughout the organization, we continue our focus on quality, with parallel efforts on continued cost reduction and working capital management."

    Perrigo will host a conference call to discuss fiscal 2007 first quarter results at 10:00 a.m. (ET) on Tuesday, October 31. The conference call will be available live via web cast to interested parties on the Perrigo website http://www.perrigo.com or by phone 800-473-1292, International 973-409-9262 and, reference ID#7959085. A taped replay of the call will be available beginning at approximately 2:30 p.m. (ET) Tuesday, October 31 until midnight Monday, November
13. To listen to the replay, call 877-519-4471, International 973-341-3080, access code #7959058.

    The Perrigo Company is a leading global healthcare supplier and the world's largest manufacturer of over-the-counter (OTC) pharmaceutical and nutritional products for the store brand market. Store brand products are sold by food, drug, mass merchandise, dollar store and club store retailers under their own labels. The Company also develops, manufactures and markets prescription generic drugs, active pharmaceutical ingredients and consumer products, and operates manufacturing facilities in the United States, Israel, United Kingdom, Mexico, Germany and China. Visit Perrigo on the Internet (http://www.perrigo.com).

    Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology. Please see the "Cautionary Note Regarding Forward-Looking Statements" on page 1 of the Company's Form 10-K for the year ended July 1, 2006, as well as the Company's subsequent filings with the Securities and Exchange Commission, for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 PERRIGO COMPANY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)
                                   (unaudited)

                                            First Quarter
                                       -----------------------
                                          2007         2006
                                       ----------   ----------
Net sales                              $  340,868   $  319,734
Cost of sales                             245,225      232,818
Gross profit                               95,643       86,916

Operating expenses

  Distribution                              7,384        7,150
  Research and development                 13,047       12,649
  Selling and administration               48,474       46,388
    Total                                  68,905       66,187

Operating income                           26,738       20,729
Interest, net                               4,586        4,026
Other income, net                             (61)      (1,246)

Income before income taxes                 22,213       17,949
Income tax expense                          4,664        5,038

Net income                             $   17,549   $   12,911

Earnings per share

   Basic                               $     0.19   $     0.14
   Diluted                             $     0.19   $     0.14

Weighted average shares outstanding
   Basic                                   92,168       93,188
   Diluted                                 93,521       94,314

Dividends declared per share           $    0.043   $    0.040

                                 PERRIGO COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                            September 30,      July 1,        September 24,
                                                2006             2006             2005
                                           --------------   --------------   --------------
                                             (unaudited)                       (unaudited)
Assets
Current assets
   Cash and cash equivalents               $       33,027   $       19,018   $       25,118
   Investment securities                           27,922           26,733           15,823
   Accounts receivable                            230,892          240,130          212,433
   Inventories                                    326,648          302,941          269,695
   Current deferred income taxes                   52,215           52,058           49,870
   Prepaid expenses and other current
    assets                                         21,068           16,298           39,270
          Total current assets                    691,772          657,178          612,209

Property and equipment                            617,813          606,907          594,464
   Less accumulated depreciation                  298,260          287,549          275,758
                                                  319,553          319,358          318,706

Restricted cash                                   400,000          400,000          400,000
Goodwill                                          183,205          152,183          144,362
Other intangible assets                           134,078          132,426          144,315
Non-current deferred income taxes                  43,380           43,143           26,828
Other non-current assets                           44,449           46,336           44,617
                                           $    1,816,437   $    1,750,624   $    1,691,037

Liabilities and Shareholders' Equity
Current liabilities
   Accounts payable                        $      172,680   $      179,740   $      142,361
   Notes payable                                    5,740           20,081           19,303
   Payroll and related taxes                       41,458           54,153           37,788
   Accrued customer programs                       45,084           49,534           40,129
   Accrued liabilities                             40,901           45,335           56,821
   Accrued income taxes                            17,860           14,132           25,903
   Current deferred income taxes                    9,837            8,456           10,980
          Total current liabilities               333,560          371,431          333,285

Non-current liabilities
   Long-term debt                                 678,272          621,717          670,814
   Non-current deferred income taxes              105,427           81,923           56,586
   Other non-current liabilities                   36,922           34,809           37,715
          Total non-current liabilities           820,621          738,449          765,115

Shareholders' equity
   Preferred stock, without par value,
    10,000 shares authorized                            -                -                -
   Common stock, without par value,
    200,000 shares authorized                     510,132          516,098          523,093
   Accumulated other comprehensive
    income (loss)                                  17,461            3,593           (4,402)
   Retained earnings                              134,663          121,053           73,946
          Total shareholders' equity              662,256          640,744          592,637
                                           $    1,816,437   $    1,750,624   $    1,691,037

Supplemental Disclosures of Balance
 Sheet Information
   Allowance for doubtful accounts         $       12,195   $       11,178   $       10,207
   Allowance for inventory                 $       40,882   $       42,509   $       37,164
   Working capital                         $      358,212   $      285,747   $      278,924
   Preferred stock, shares issued                       -                -                -
   Common stock, shares issued                     92,556           92,922           93,561

                                 PERRIGO COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)

                                                      First Quarter
                                                 -----------------------
                                                    2007         2006
                                                 ----------   ----------
Cash Flows From (For) Operating Activities
   Net income                                    $   17,549   $   12,911
   Adjustments to derive cash flows
      Depreciation and amortization                  13,502       14,296
      Share-based compensation                        2,434        2,403
      Deferred income taxes                          (1,157)      (1,072)
   Sub-total                                         32,328       28,538

Changes in operating assets and liabilities
      Accounts receivable                             7,897       (1,559)
      Inventories                                   (25,321)       3,776
      Accounts payable                               (5,785)        (723)
      Payroll and related taxes                     (12,423)      (4,631)
      Accrued customer programs                      (4,450)      (1,537)
      Accrued liabilities                            (4,466)      (2,938)
      Accrued income taxes                            3,833        2,757
      Other                                           1,983       (5,961)
   Sub-total                                        (38,732)     (10,816)
         Net cash from (for)
          operating activities                       (6,404)      17,722

Cash Flows (For) From Investing Activities
   Purchase of securities                           (52,340)     (19,438)
   Proceeds from sales of securities                 51,074       21,372
   Additions to property and equipment               (8,113)      (8,228)
         Net cash for investing activities           (9,379)      (6,294)

Cash (For) From Financing Activities
   Repayments of short-term debt, net               (14,331)      (6,104)
   Borrowings of long-term debt                      55,000       15,000
   Tax (expense) benefit of stock
    transactions                                        616         (500)
   Issuance of common stock                           2,222        2,000
   Repurchase of common stock                       (11,238)      (8,558)
   Cash dividends                                    (3,939)      (3,741)
         Net cash (for) from
          financing activities                       28,330       (1,903)

        Net increase in cash and
         cash equivalents                            12,547        9,525
Cash and cash equivalents, at
 beginning of period                                 19,018       16,707
Effect of exchange rate changes on cash               1,462       (1,114)
Cash and cash equivalents, at end
 of period                                       $   33,027   $   25,118

Supplemental Disclosures of Cash
 Flow Information
   Cash paid/received during the period for:
      Interest paid                              $    8,309   $    9,210
      Interest received                          $    4,700   $    5,641
      Income taxes paid                          $    1,797   $    2,928
      Income taxes refunded                      $        -   $    4,866

                                     Table I
                                 PERRIGO COMPANY
                               SEGMENT INFORMATION
                                 (in thousands)
                                   (unaudited)

                                        First Quarter
                                   -----------------------
                                      2007         2006
                                   ----------   ----------
Segment Sales
Consumer Healthcare                $  242,462   $  227,100
Rx Pharmaceuticals                     31,425       29,094
API                                    29,779       26,791
Other                                  37,202       36,749
           Total                   $  340,868   $  319,734

Segment Operating Income (Loss)
Consumer Healthcare                $   18,126   $   13,327
Rx Pharmaceuticals                      5,787        3,836
API                                     4,658        6,586
Other                                   2,664         (864)
Unallocated expenses                   (4,497)      (2,156)
           Total                   $   26,738   $   20,729

                                    Table II
                                 PERRIGO COMPANY
                       RECONCILIATION OF NON-GAAP MEASURES
                    (in thousands, except per share amounts)
                                   (unaudited)

                                        First Quarter
                                   -----------------------
                                      2007         2006
                                   ----------   ----------
Net sales                          $  340,868   $  319,734

Reported gross profit              $   95,643   $   86,916
  Inventory step-up                         -        4,762
Adjusted gross profit              $   95,643   $   91,678
Adjusted gross profit %                  28.1%        28.7%

Reported operating income          $   26,738   $   20,729
  Inventory step-up                         -        4,762
Adjusted operating income          $   26,738   $   25,491

Reported net income                $   17,549   $   12,911
  Inventory step-up (1)                     -        3,714
Adjusted net income                $   17,549   $   16,625

Diluted earnings per share
  Reported                         $     0.19   $     0.14
  Adjusted                         $     0.19   $     0.18

Diluted weighted average
 shares outstanding                    93,521       94,314

(1)  Net of taxes at 22%

                               REPORTABLE SEGMENTS
                       RECONCILIATION OF NON-GAAP MEASURES
                    (in thousands, except per share amounts)
                                   (unaudited)

                                        First Quarter
                                   -----------------------
                                      2007         2006
                                   ----------   ----------
Consumer Healthcare
Net sales                          $  242,462   $  227,100

Reported gross profit              $   57,227   $   52,644
  Inventory step-up                         -          318
Adjusted gross profit              $   57,227   $   52,962
Adjusted gross profit %                  23.6%        23.3%

Reported operating income          $   18,126   $   13,327
  Inventory step-up                         -          318
Adjusted operating income          $   18,126   $   13,645

API
Net sales                          $   29,779   $   26,791

Reported gross profit              $   11,879   $   12,004
  Inventory step-up                         -        1,747
Adjusted gross profit              $   11,879   $   13,751
Adjusted gross profit %                  39.9%        51.3%

Reported operating income          $    4,658   $    6,586
  Inventory step-up                         -        1,747
Adjusted operating income          $    4,658   $    8,333

Other
Net sales                          $   37,202   $   36,749

Reported gross profit              $   12,750   $   10,643
  Inventory step-up                         -        2,697
Adjusted gross profit              $   12,750   $   13,340
Adjusted gross profit %                  34.3%        36.3%

Reported operating income (loss)   $    2,664   $     (864)
  Inventory step-up                         -        2,697
Adjusted operating income          $    2,664   $    1,833

SOURCE  Perrigo Company

    -0-                             10/31/2006
    /CONTACT: Arthur J. Shannon, Vice President, Investor Relations and Communication, +1-269-686-1709, ajshannon@perrigo.com or Ernest J. Schenk, Manager, Investor Relations and Communication, +1-269-673-9212, eschenk@perrigo.com , both of Perrigo Company/
    /First Call Analyst: /
    /FCMN Contact: pblain@perrigo.com /
    /Web site:  http://www.perrigo.com /